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                                 EXHIBIT 8.2

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                      HARVAZINSKI & MONTANYE, LLP
                       CERTIFIED PUBLIC ACCOUNTANTS
                         21 EVERETT ROAD EXT.
                       ALBANY, NEW YORK 12205
                              ----------
                           (518) 453-0636
                         FAX (518) 459-0208


                                  June 11, 1997

                                     CONFIDENTIAL
                                     ------------

Board of Directors
Landmark Community Bank
26 Church Street
Canajoharie, New York 13117

    Re:  State Tax Consequences Relating to Conversion from
         Mutual Savings Institution to Stock Savings Institution
         -------------------------------------------------------

Ladies and Gentlemen:

    Per your request, following is the opinion of this firm relating to the state and local tax consequences of the proposed conversion of Landmark Community Bank (the "Bank") from a federally chartered mutual savings bank to a federally chartered stock savings bank and the formation of a holding company parent, Landmark Financial Corp. (the "Holding Company"), to purchase and hold the stock of the newly-formed federally chartered stock bank (the "Stock Bank") pursuant to the Plan of Conversion as adopted by the Bank on April 1, 1997 (the "Plan"). The scope of the firm's opinion and the discussion contained herein are limited to the following taxes:

    -    New York State Banking Franchise Tax
    -    New York State Sales or Use Tax
    -    New York State License Fee on Foreign Corporations
    -    New York State Stock Transfer Tax
    -    New York State Real Estate Transfer Tax

    In formulating our opinion, we have examined such documents, corporate records, and matters of law, as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed, and have not independently verified, the authenticity of all original documents, the accuracy of all copies and the genuineness of all signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined. As to various federal tax law issues and questions of fact material to the opinions hereinafter set forth, we have relied on the federal tax opinion prepared by Luse Lehman Gorman Pomerenk & Schick, a Professional Corporation.

    In addition, we have assumed, without investigation and without expressing an opinion, that the Plan has been duly and validly authorized and has been approved and adopted by the Bank's Board of Directors. Our opinion assumes that the Bank will comply with the terms and conditions of the Plan and will properly implement the Plan. The firm's opinion does not, and is not meant to, address the effects of any variations from the Plan. Any variations may affect the opinions we are rendering. Our opinion is based on current New York State laws, regulations thereunder and case law.

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Board of Directors
Landmark Community Bank
June 11, 1997
Page 2


                                      Background
                                      ----------

       Landmark Community Bank, a federally chartered mutual savings bank organized pursuant to federal law and operated in New York State, desires to convert to a federal stock institution which similarly, will be organized pursuant to federal law and operated in New York State. A Delaware holding parent company will be formed to acquire and hold the stock of the federal stock institution.

                                       OPINION
                                       -------

New York State
--------------

    A.   New York State Banking Franchise Tax
         ------------------------------------

    For purposes of the New York State banking franchise tax, imposed by
Article 32 of the New York Tax Law, the proposed conversion will be tax-free (NYS Tax Regulation Section 5-2.8(e)). The New York State banking franchise tax is based on net income for federal income tax purposes, with some New York modifications (Tax Law Section 1453 (a)). No adjustments to income are provided with respect to transactions which are tax-free under Internal Revenue Code
Section 368(a)(1)(F). Thus, no gain or loss will be recognized since the proposed conversion will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code" or "IRC"). It should be noted, however, that the Holding Company will be subject to New York State banking franchise tax and will be required to file a combined New York State banking franchise tax return with the Stock Bank.

    B.   New York State Sales or Use Tax
         -------------------------------

    For purposes of the New York State Sales or Use Tax, imposed by Article 28 of the New York Tax Law, the proposed conversion will be tax-free. New York State places a tax on the sale or use of tangible personal property. Although broadly defined, "tangible personal property" does not include intangible personal property. Stock has been defined by New York case law as intangible personal property. Thus, no tax liability will be incurred due to the exclusion of stock from the definition of "tangible personal property".

    C.   New York State License and Maintenance Fees on Foreign Corporations
         -------------------------------------------------------------------

     For purposes of the New York State license and maintenance fees on foreign corporations, the proposed conversion will result in tax liability. No liability will be incurred from the Stock Bank issuance of stock to Holding Company, but a license fee will be imposed on the Holding Company. An exemption exists for certain banking corporations as defined in Tax Law Section 1452, but the Holding Company will be unable to qualify for the exemption since the Holding Company will not be engaged in a "banking business." As such, it will be subject to a license fee at a rate of one-twentieth of one per centum (1/20%) of the apportioned par value of shares issued by the foreign corporation (minimum fee is $10). This fee is a one-time tax which would be imposed on any additional shares issued by the Holding Company in the future. Furthermore, an annual maintenance fee of $300.00 is imposed.

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Board of Directors
Landmark Community Bank
June 11, 1997
Page 3


    D.   New York State Stock Transfer Tax
         ---------------------------------

     For purposes of the New York State Stock transfer tax, imposed by
Article 12 of the New York Tax Law, the proposed conversion will be tax-free. Case law holds that the tax does not apply to a corporation's original issuance of stock. Thus, no tax will be imposed on the original issuance of Bank's stock or Holding Company's stock.

    E.   New York State Real Estate Transfer Tax
         ---------------------------------------

     For purposes of the New York State real estate transfer tax imposed by
Article 31 of the New York Tax Law, the proposed conversion may result in tax liability. Every conveyance of an interest in real property is subject to the tax, however, certain exemptions do exist. It should be noted that the issue of whether a mutual to stock conversion with a publicly-traded foreign holding company acquiring the stock of the stock institution qualifies as a "mere change" exemption has not been decided under New York case law or tax law regulations. Under current regulations and on the basis of private letter rulings, a position may be taken that the proposed conversion will qualify as a "mere change" exemption and be tax-free.

                                       ANALYSIS
                                       --------

New York State
--------------

    A.   New York State Banking Franchise Tax
         ------------------------------------

    Section 1451 of Article 32 of the New York State Tax Law imposes, annually, a franchise tax on every banking corporation for the privilege of exercising its franchise or doing business in New York State in a corporate or organized capacity.

     Section 1455(a) of the Tax Law provides that the basic tax is nine percent of the taxpayer's entire net income, or portion thereof allocated to New York State, for the taxable year or part thereof.

    Section 1452(a)(2) of the Tax Law provides that every corporation or association organized under the laws of any other state or country which is doing a banking business, anywhere, is a banking corporation.

Section 16-2.7 of the Franchise Tax on Banking Corporations Regulations (hereinafter "Regulations") defines "doing business" as follows:

    (a) The term "doing business" is used in a comprehensive sense and includes all activities which occupy the time or labor of people for profit. Every corporation organized for profit and carrying out any of the purposes of its organization is deemed to be doing business for purposes of the tax. In determining whether a corporation is doing business, it is immaterial whether its activities actually result in a profit or a loss.

    (b) Whether a corporation is doing business in New York State is determined by the facts in each case. Consideration is given to such factors as:

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Board of Directors
Landmark Community Bank
June 11, 1997
Page 4


         (1) the nature, continuity, frequency and regularity of the activities of the corporation in New York State;

         (2)  the purposes for which the corporation was organized;

         (3)  the location of its offices and other places of business;

         (4) the employment in New York State of agents, officers and employees; and

         (5) the location of the actual seat of management or control of the corporation.

    Further, Section 16-2.7(e) states that a corporation will not be deemed to be doing business in New York State if its activities in New York State are limited to such things as:

         (1) occasionally acquiring a security interest in real or personal property located in New York State without otherwise doing business;

         (2) occasionally acquiring title to property located in New York State through the foreclosure of a security interest without otherwise doing business ....

    Given that the Bank and Holding Company will maintain headquarters and officers in New York State, both entities will be subject to the tax. The Holding Company will be required to file a combined New York State banking franchise tax return with the Stock Bank. Permission must be requested from New York State to file a combined return (20 NYCRR Section 21-2.5).

    Although the entities will be subject to the New York State banking franchise tax, the proposed conversion, taken as a single transaction will not result in tax liability. The New York State banking franchise tax is based on net income for federal income tax purposes with some New York modifications.

    Entire net income is defined in section 1453(a) of the Tax Law as "total net income from all sources which shall be the same as the entire taxable income (but not alternative minimum taxable income) ... which the taxpayer is required to report to the United States treasury department ... subject to the modifications and adjustments hereinafter provided."
Section 1453(b) through (k) of the Tax Law and sections 18-2.3, 18-2.4 and 18-2.5 of the Franchise Tax on Banking Corporations Regulations, promulgated thereunder, provide for the modifications and adjustments required by section 1453(a) . However, there is no modification or adjustment applicable to a transaction where, for Federal income tax purposes, the transaction constitutes a tax-free exchange within the meaning of sections 351 and 368(a)(1)(F) of the IRC.

    Additionally, Section 5-2.8(e) of the Article 9-A Regulations provides that for purposes of this section, a disposition does not occur where property is transferred from a corporation as part of a transaction to which section 381(a) of the Internal Revenue Code applies; e.g., ... a reorganization under ...
section 368(a)(1)(A) (statutory merger or consolidation) ... As there is no disposition in these cases, an add back is not required provided that the property continues in qualified use and is acquired by a corporation subject to tax under article 9-A. Therefore, for purposes of section 1453 of the Tax Law, such transaction would be treated the same as it is treated for Federal income tax purposes (Oswego City Savings Bank March 31, 1995. Advisory Opinion, TSB-A-95(7)C, Advisory Opinion, TSB-A-95(1)I, 3-31-95).

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Board of Directors
Landmark Community Bank
June 11, 1997
Page 5


    B.   New York State Sales and Use Tax
         --------------------------------

    New York State imposes a sales and use tax on tangible personal property and certain enumerated services. Tax Law Section 1101, et seq. The sales tax is a transactions tax and is imposed on the receipts from the retail sale of tangible personal property. However, Section 1101(b)(4) of the Tax Law provides, in pertinent part, as follows:

    (iii)     The term "retail sale" does not include:

    (A) The transfer of tangible personal property to a corporation, solely in consideration for the issuance of its stock, pursuant to a merger or consolidation effected under the law of New York or any other jurisdiction.

    Section 526.6(d) of the Sales and Use Tax Regulations provides, in part, as follows:

    (d) Exclusions relating to corporate and partnership transactions. (1) The following transfers of property are not retail sales:

         (i) The transfer of property to a corporation, solely in consideration for the issuance of its stock, pursuant to a merger or consideration effected under the law of New York or any other jurisdiction.

    Thus, the proposed conversion will be tax-free for purposes of the New York State sales and use tax.

    C.   New York State License Fee on Foreign Corporations
         --------------------------------------------------

    New York State imposes a license fee on foreign corporations doing business in the state. The tax is based on the foreign corporation's capital structure and is separate from the corporate franchise tax. Tax Law Section 181 et seq. Furthermore, an annual maintenance fee of $300.00 is required. Tax Law Section
181.2. The license tax and maintenance fee are imposed for the privilege of exercising the corporation's franchise or carrying on business in a corporate capacity in New York.

    Additionally, section 181.1 of the Tax Law provides that a foreign corporation must pay a license fee for the privilege of carrying on its business in New York State. This fee is payable only once unless the capital share structure changes or the amount of capital stock employed in New York State has increased since the last license fee report, form CT-240, was filed. Advisory opinion, TSB-A-91(14)C, May 28, 1991.

    The Bank will be subject to a license fee at a rate of 5 cents on each share of no par value stock and one-twentieth of one per centum (1/20%) of the apportioned par value of shares issued by the foreign corporation. The minimum fee is $10. This fee is a one-time tax and would be imposed on any additional shares issued by the Holding Company in the future.

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Board of Directors
Landmark Community Bank
June 11, 1997
Page 6


    D.   New York State Stock Transfer Tax
         ---------------------------------

    New York State imposes a tax on the sale and transfer of shares of stock on a transactional basis. Tax Law Section 270 et seq. The original issuance of stock by a corporation is exempt from the tax. Terminals and Transportation
                                                ----------------------------
Corporation v. State, 169 Misc. 703, 8 N.Y.S.2d 282 affirmed 257 App. Div. 1028,
--------------------
14 N.Y.S.2d 493 (1938). Furthermore, many State Department of Taxation and Finance Opinions of Counsel confirm this exemption. NYNEX, Advisory Opinion Petition No. M961003A. Accordingly, no tax will be imposed on the original issuance of stock pursuant to the proposed conversion.

    E.   New York State Real Estate Transfer Tax ("NYS RETT")
         ----------------------------------------------------

    New York State imposes a transfer tax on conveyances of interest in realty located within the state. Tax Law Section 1415. Every conveyance of an interest in real property located in New York is subject to tax at the time of transfer of $2.00 for each $500.00 (or fraction thereof) of consideration given with an additional tax on conveyance of residential real property, where the consideration is greater than $1,000,000.00. Included in the definition of a taxable transfer is the transfer of a "controlling interest" in an entity with New York State real property interests. Tax Law Section 1440. A "controlling interest" is defined as ownership of fifty percent or more of the combined voting power of the shares of a corporation (Tax Law Section 1440.2).

    The transfer of 100% of the Bank's stock to the Holding Company pursuant to a proposed conversion will be deemed a transfer of a controlling interest in the Bank (an entity with an interest in real property located in New York State) and, thus, potentially subject to the New York State RETT.

    Certain exemptions do apply. Tax Law, Section 1405(b)(6) state that to the extent that a conveyance effectuates a mere change of identity or form of ownership or organization and there is no change in beneficial ownership, the real estate transfer tax does not apply.

    Some support exists for the contention that the proposed conversion is tax-free under the "mere change" exemption. Two private letter rulings have held that the conversion to a mutual savings bank to a stock institution is exempt from the real estate transfer taxes (the rulings primarily addressed the repealed New York State Real Property Transfer Gains Tax but the analysis is the same). It should be noted, however, that both private letter rulings involved mergers of insolvent banks under IRC Section 368(a)(1)(g). Nevertheless, the substantive reasoning behind the rulings appear to be applicable to the proposed conversion. Also, an advisory opinion (Long Shadow, Inc., February 14, 1990) has held that a tax-free reorganization under IRC Section 368(a)(1)(D) was not subject to the real estate gains tax. As such, there exists a strong position that the proposed conversion will qualify as a "mere change" exemption and be tax-free.

    The opinions set forth herein are based on current law, including statutes, regulations, and judicial and administrative interpretations thereof. Such statutes and regulations could be amended with retroactive effect, and such interpretations could change. Additionally, the taxing authorities could disagree with the conclusions contained in this opinion, and no assurance can be given that such conclusions would be sustained by a court, if these matters were contested.

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Board of Directors
Landmark Community Bank
June 11, 1997
Page 7


    The opinions set forth herein do not, and are not meant to, address the tax return filing requirements of New York State. If we can be of further assistance in the preparation and filing of the relevant state and local tax returns, please do not hesitate to contact us.

    The opinions set forth herein are furnished solely for the benefit of the Board of Directors of Landmark Community Bank in connection with the proposed conversion and is not to be relied upon or used for any other purposes without the firm's prior written consent.


                                  /s/ Harvazinski & Montanye, LLP